SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     Form 15

            Certification and Notice of Termination of Registration
           Under Section 12(g) of the Securities Exchange Act of 1934
            or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

Commission File No.                  0-15399

            Dreams, Inc. (formerly known as StratAmerica Corporation)
           ----------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

     42-620 Caroline Court, Palm Desert, California, 92211   (619) 776-1010
     ----------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          Common Stock, par value $.05
           --------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                       N/A
          -----------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(ii)          |X|

     Approximate number of holders of record as of the certification or notice date: ______298______

     Pursuant to requirements of the Securities Exchange Act of 1934 Dreams, Inc. fka StratAmerica Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                DREAMS, INC.



                              By: __/s/ Dale E. Larsson_____________________

                              Name/Title:      Dale E. Larsson/Secretary

                              Date: ___November 8, 1996_____________________